EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-6866

anna.delrosario@altera.com

ALTERA ANNOUNCES SECOND QUARTER RESULTS

NEW PRODUCTS DRIVE GROWTH

San Jose, Calif., July 21, 2004 — Altera Corporation (Nasdaq: ALTR) today announced second quarter sales of $269.0 million, up 11% from the first quarter of 2004 and 31% from the second quarter of 2003. Sales of the company’s new products grew 45% sequentially.

Second quarter net income was $75.3 million, $0.20 per diluted share, up 109% versus net income of $36.1 million, $0.09 per diluted share, in the second quarter of 2003. Gross profit margin was 69.9% for the second quarter of 2004 versus 68.1% for the second quarter of 2003. Gross profit margin included a 160 basis point ($4.4 million) benefit in the second quarter of 2004 and a 450 basis point ($9.2 million) benefit in the second quarter of 2003 resulting from the sale of inventory previously written down in 2001. The effective tax rate for the second quarter was 21.4%, bringing the effective tax rate to 23% on a year-to-date basis, consistent with management’s current expectation of a 23% rate for the full year. This is a revision from the 25% effective tax rate recorded in the first quarter.

Altera repurchased 4.2 million shares of its common stock during the quarter at a cost of $88.9 million and ended the quarter with $1.1 billion in cash and short-term investments.

“This was a great quarter for Altera’s Stratix® device family and our new product portfolio. The Stratix family was the largest selling product line, and we believe that production-based demand is just beginning. Demand for Cyclone™ devices showed healthy growth, reflecting the ready availability and appeal of this low-cost family, which remains the best selling advanced low-cost FPGA in the market today,” said John Daane, president and CEO. “We are now shipping Stratix II and MAX® II devices to customers and expect a smooth roll out of these new families. We also announced our new Cyclone II family, with new features and much lower costs, which will give us further strength to penetrate markets traditionally beyond the reach of programmable logic.”

Altera continued to advance its leadership position in system-on-a-programmable-chip (SOPC) solutions.

•	The first Stratix II FPGA, the EP2S60, shipped to customers in June. The Stratix II family features an entirely new logic structure and is the only programmable logic device to use an advanced 90-nanometer process with high performance, low-k dielectric materials. These architectural and manufacturing process innovations create a family 50% faster, with more than twice the logic of the original Stratix family. Stratix II, like Altera’s previous high-density FPGA families, also will benefit from the use of Altera’s patented redundancy technology. Redundancy improves manufacturing yields and predictability, which is a major factor behind Altera’s consistent record of on-time new product delivery. Quartus® II software has supported Stratix II designs since February, and Altera continues to be the only PLD vendor with full software availability for its high-density 90-nanometer FPGA family. The next four members of the Stratix II family will begin shipping in the fourth quarter of this year, with full production availability scheduled for early 2005.

•	Altera announced its Cyclone II device family, which will build on the industry-leading position established by the first generation Cyclone family. Offering 30% lower cost and more than three times the logic density of its predecessor, Cyclone II devices will sell for as little as half the cost of competing devices. The Cyclone II family is the second line of Altera FPGAs to be built on TSMC’s production-proven 90-nanometer, low-k process. This standard process gives Altera a competitive edge in meeting delivery commitments to customers. Quartus II development software fully supports Cyclone II designs today. Initial members of the Cyclone II device family will be available in the first quarter of 2005.

•	Altera has begun shipping the first member of its MAX II device family, the EPM1270. At half the cost of previous MAX generations, MAX II devices are the industry’s lowest-cost CPLDs. This new CPLD family offers four times the density and more than twice the performance, yet consumes only one-tenth the power, of prior-generation MAX CPLDs. With its unique design and low price, MAX II devices are an ideal replacement for more expensive and less flexible low-density ASICs and ASSPs often used for critical system control functions.

•	Altera has now launched the Nios® II family of 32-bit RISC embedded soft core processors. Capitalizing on Altera’s first generation industry-leading Nios processor, the Nios II family offers even more flexibility and performance, further expanding Altera’s processor strength. Customers may now implement any of three soft CPU cores: one for maximum system performance, one optimized for minimum logic usage, and one that strikes a balance between the two. Using a Nios II solution, system developers can fully customize a CPU and peripherals to create exactly the processor they need, while optimizing system performance. As a result, when combined with Altera’s low-cost Cyclone or high-performance Stratix FPGAs, the Nios II embedded processor offers unmatched flexibility in price, performance, and features.

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the third quarter. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s third quarter business update will be made available on September 2 after the market close and will be posted on the company’s web site. Those who do not have access to the Internet may contact Altera’s investor relations department directly at (408) 544-7707.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements,” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty which can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, Altera’s ability to meet product introduction schedules, market acceptance of the company’s products, the rate of growth of the company’s new products and in particular the Stratix, Stratix GX, and Cyclone device families, the roll out of the company’s Stratix II, Cyclone II and MAX II families, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	Jul. 2 2004	Apr. 2 2004	Jul. 4 2003	Jul. 2 2004	Jul. 4 2003

Net sales	$268,972	$242,908	$205,259	$511,880	$400,335

Costs and expenses:
Cost of sales	81,026	75,841	65,424	156,867	129,682
Research and development	42,738	42,582	46,105	85,320	96,293
Selling, general, and administrative	52,712	49,878	45,594	102,590	89,797

Total costs and expenses	176,476	168,301	157,123	344,777	315,772

Income from operations	92,496	74,607	48,136	167,103	84,563
Interest and other income, net	3,272	3,736	1,314	7,008	6,150

Income before income taxes	95,768	78,343	49,450	174,111	90,713
Provision for income taxes	(20,459)	(19,586)	(13,352)	(40,045)	(24,493)

Net income	$75,309	$58,757	$36,098	$134,066	$66,220

Income per share:
Basic	$0.20	$0.16	$0.09	$0.36	$0.17

Diluted	$0.20	$0.15	$0.09	$0.35	$0.17

Shares used in computation:
Basic	373,696	375,736	382,725	374,723	382,698

Diluted	382,819	385,793	390,902	384,314	389,594

Tax rate	21.4%	25.0%	27.0%	23.0%	27.0%
% of Sales:
Gross margin	69.9%	68.8%	68.1%	69.4%	67.6%
Research and development	15.9%	17.5%	22.5%	16.7%	24.1%
Selling, general, and administrative	19.6%	20.6%	22.1%	20.1%	22.4%
Income from operations	34.4%	30.7%	23.5%	32.6%	21.1%
Net income	28.0%	24.2%	17.6%	26.2%	16.5%

Note: Statements of operations for the three month periods ended July 2, 2004, April 2, 2004, and July 4, 2003 included benefits of $4.4 million, $3.6 million, and $9.2 million, respectively, resulting from the sale of inventory previously written down in 2001. Such benefits had a favorable gross margin impact of 1.6%, 1.5%, and 4.5%, respectively. For the six months ended July 2, 2004 and July 4, 2003, these benefits were $8.0 million and $18.3 million, respectively. Such benefits had a gross margin impact of 1.6% and 4.6%, respectively.

ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Jul. 2 2004	Apr. 2 2004	Jan. 2 2004

Assets

Current assets:
Cash and short-term investments	$1,079,042	$1,054,022	$1,031,890
Accounts receivable, net	132,554	129,649	87,204
Inventories	50,245	46,674	44,583
Other current assets	131,272	124,620	113,326

Total current assets	1,393,113	1,354,965	1,277,003
Long-term investments	—	—	14,451
Property and equipment, net	157,283	158,372	160,924
Deferred income taxes and other assets, net	41,157	40,309	42,199

	$1,591,553	$1,553,646	$1,494,577

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$188,470	$165,491	$146,752
Deferred income and allowances on sales to distributors	269,257	262,811	245,421

Total current liabilities	457,727	428,302	392,173
Stockholders’ equity	1,133,826	1,125,344	1,102,404

	$1,591,553	$1,553,646	$1,494,577

Key Ratios & Information

Current Assets/Current Liabilities	3:1	3:1	3:1
Liabilities/Equity	1:2	1:3	1:3
Annualized Return on Equity	24%	21%	14%
Quarterly Depreciation Expense	$6,637	$6,964	$10,875
Quarterly Capital Expenditures	$5,548	$4,412	$4,615
Annualized Sales per Employee	$504	$483	$426
Number of Employees	2,069	2,028	1,995
Inventory MSOH (a): Altera	1.9	1.8	1.9
Inventory MSOH (a): Distribution	1.5	1.7	1.7
Days Sales Outstanding	45	49	36

(a)	MSOH: Months Supply On Hand

ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q2’04	Q1’04	Q2’03	Q-Q Growth	Y-Y Growth
Geography
North America	27%	30%	33%	1%	9%

Europe	24%	24%	21%	9%	48%
Japan	26%	25%	24%	14%	41%
Asia Pacific	23%	21%	22%	22%	37%

International	73%	70%	67%	15%	42%

Total	100%	100%	100%	11%	31%

Product Category
New	25%	19%	10%	45%	216%
Mainstream	43%	46%	51%	5%	12%
Mature & Other	32%	35%	39%	-1%	6%

Total	100%	100%	100%	11%	31%

Market Segment
Communications	47%	42%	44%	22%	41%
Industrial	29%	32%	30%	0%	25%
Computer & Storage	10%	11%	10%	8%	32%
Consumer	14%	15%	16%	2%	14%

Total	100%	100%	100%	11%	31%

Product Category Description

Category	Products

New	Stratix, Stratix GX, Stratix II, Cyclone, MAX 3000A, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores